EXHIBIT 99(a)


PEOPLES HERITAGE FINANCIAL GROUP, INC.               NEWS RELEASE



                           For Immediate Release
                     For Further Information, Contact
             Brian Arsenault, Corporate Communications Officer
                              (207) 761-8517



               Peoples Heritage Announces Repurchase Program


     Portland, Maine, April 17, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that the Company's Board of Directors has authorized the repurchase of up to $100 million of the Company's outstanding common stock. Assuming a weighted average per share repurchase price of $29.125 (the per share closing price on April 16, 1997), the $100 million repurchase program would result in the repurchase of 3,433,476 shares, or 12.1% of the 28,424,722 shares of common stock outstanding as of March 31, 1997. The Company intends to fund the repurchase program from its working capital, including the $98.3 million of net proceeds obtained in connection with a recently completed offering of capital securities by a subsidiary trust.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     William J. Ryan, Chairman, President and Chief Executive Officer of the Company, stated: "Current market conditions, we believe, offer an opportunity to repurchase shares at a level below that which reflects the Company's earning prospects. We believe this is an opportunity to enhance shareholder value while maintaining the ability to make an accretive acquisition if one becomes available."

     Peoples Heritage Financial Group is a $5.5 billion multi-state bank holding and financial services company headquartered in Portland, Maine. The Company operates three bank franchises: Peoples Heritage Bank in Maine, Bank of New Hampshire in New Hampshire and Family Bank, with banking offices in northern Massachusetts and southern New Hampshire. Subsidiary businesses of one or more of the Company's banks include trust, investment and leasing services and mortgage banking.



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